EXHIBIT 23.2

To Whom It May Concern:

As an independent engineering consultant, I hereby consent to the use of my report entitled "Delta Oil and Gas Inc. Estimated Reserves and Future Income Attributable to Certain Interest in Hartburg, NW Field" on properties located in Newton County, Texas as of December 31, 2012, dated March 7, 2013 and data extracted therefrom (and all references to Ryder Scott Company) included in or made part of the Annual Report on Form 10-K for the year ended December 31, 2012 to be filed by Delta Oil & Gas, Inc. with the SEC.

Signed:   /s/  Larry P. Connor
Name:            Larry P. Connor
Title:              Managing Senior Vice President
Location:      Calgary, Alberta, Canada